Exhibit 11.1




Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                         Three Months Ended March 31,            Six Months Ended March 31,
                                     -------------------------------------- -------------------------------------
                                                   2006               2005               2006               2005
                                     ------------------- ------------------ ------------------ ------------------
Net income (loss) allocable to
   common shares (numerator)               $  1,533,789       $   (584,589)       $ 1,632,202      $  (1,272,546)
                                     =================== ================== ================== ==================
Shares used in the calculation
   (denominator)
Weighted average shares outstanding          14,991,325         17,199,887         14,991,325         18,318,804
   Effect of diluted stock options                   --                 --                 --                 --
                                     ------------------- ------------------ ------------------ ------------------
   Diluted shares                            14,991,325         17,199,887         14,991,325         18,318,804
                                     =================== ================== ================== ==================

Basic earnings per share                     $     0.10         $    (0.03)         $    0.11         $    (0.07)
                                     =================== ================== ================== ==================

Diluted earnings per share                   $     0.10         $    (0.03)         $    0.11         $    (0.07)
                                     =================== ================== ================== ==================